Exhibit 10.2
February 19, 2015

Mr. Keith J. Sullivan

RE: Relocation from Arizona to Virginia

Dear Keith:

This letter will confirm our discussions regarding the assistance which ZELTIQ Aesthetics, Inc. (the “Company”) will provide to you in connection with your relocation from Arizona to Virginia on or before October 31, 2015:

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The Company will reimburse you for movement of yourself, your spouse and your household goods up to a maximum of $50,000 (fifty thousand dollars). You will be required to provide receipts and documentation for these relocation expenses in accordance with the Company’s regular accounting policies. To the extent permitted under IRS rules, these moving and relocation expenses will reimbursed to you on a tax-free basis, but will be recorded in your payroll records and reported, as required, on your IRS Form W-2 for the applicable year.

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The Company agrees to reimburse you for costs related to brokerage fees, closing costs, and house hunting trips, up to a maximum of $100,000 (one hundred thousand dollars). To assist you with this tax impact, the Company agrees to gross up any non-deductible expenses by 40% (forty percent). You acknowledge that reimbursement of these amounts, as well as the gross-up provided, will be included in your gross income and treated by the Company as taxable wages subject to withholding of all applicable taxes.

Receipts and Timing of Reimbursements: All receipts for reimbursement must be turned into the Company’s Human Resources department within 30 days of the date the expense is incurred. The Company will process your reimbursement requests promptly thereafter. In the case of taxable reimbursements, reimbursement will be provided to you no later than December 31 of the year following the year in which the expense was incurred, so as to avoid imposition of an additional tax under Section 409A of the Internal Revenue Code and Treas. Reg. § 1.409A-3(i)(1)(iv)

Repayment Obligation Upon Termination of Employment: You agree that if your employment with the Company terminates either voluntarily (other than for Good Reason) or for Cause, during the first twelve months following the effective date of this move, all funds provided to you under this agreement will be immediately repayable to the Company, and may be deducted from any amounts otherwise payable to you by the Company upon such termination. For purposes of this agreement only, “Cause” and “Good Reason” shall be as defined in your employment letter as amended and restated on February 25, 2014.

Termination of Agreement: This agreement is being made in anticipation of your relocation within the next several months. If you decide not to relocate, or you do not in fact relocate by October 31, 2015, this agreement will terminate on October 31, 2015, although expenses properly incurred prior to that time will be reimbursed, to the extent provided above.

Keith, we sincerely appreciate your willingness to relocate on behalf of the Company, and we look forward to your continued efforts on behalf of the Company. If these terms look acceptable to you, please sign where indicated below and return one copy of this agreement to me.

Sincerely,
ZELTIQ Aesthetics, Inc.	Agreed to and accepted:

/s/ Mark Foley	/s/ Keith Sullivan	2/19/15
Mark J. Foley	Keith Sullivan	Date
President & Chief Executive Officer